VGrab Communications Inc.

(formerly, CoreComm Solutions Inc.)

810-789 West Pender St

Vancouver, BC V6C 1H2

OTCQB:COCMF

News Release

VGrab Communications Inc. (formerly, CoreComm Solutions Inc.) Announces Acquisition of VGrab Software

VANCOUVER, BRITISH COLUMBIA - (February 12, 2015) VGrab Communications Inc. (formerly, CoreComm Solutions Inc.) (OTCQB:COCMF) (the “Company”) is pleased to announce it has acquired the VGrab software application pursuant to the terms of a software purchase agreement with Hampshire Capital Limited (“Hampshire”).  In consideration of the VGrab software, the Company issued a total of 22,500,000 common shares of the Company to Hampshire.

Concurrent with closing of the transaction, Nelson Da Silva, the sole executive officer and a director of the Company, resigned as an executive officer of the Company and Gerald Diakow resigned as a director of the Company.  To fill the vacancies caused by the resignations, Jack P. Skurtys was appointed as Chief Executive Officer, Chief Financial Officer and a director of the Company.  Mr. Da Silva remains a member of the Board of Directors of the Company.

In addition, the Company changed its name to VGrab Communications Inc. and its OTCQB stock symbol will be changed to “VGRBF” effective February 13, 2015.

About VGrab

VGrab is a software application developed for smartphones using the Android and Apple iOS operating systems.  The VGrab software allows users to redeem vouchers on their smartphones for use at a number of retailers and merchants.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history; the need to comply with governmental regulations. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.

On behalf of the Board of Directors,

Nelson Da Silva, Director

CONTACT INFORMATION

VGrab Communications Inc.

(formerly, CoreComm Solutions Inc.)

Nelson Da Silva
(604) 722-0041
nelsondasilva@shaw.ca